410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1
Oil-Dri Announces Third Quarter and First Nine-Months of Fiscal 2019 Results

CHICAGO-(June 7, 2019)-Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its third quarter and first nine-months of fiscal 2019.

	Third Quarter			Year to Date
	Ended April 30			Ended April 30

	F19	F18	Change	F19	F18	Change
Consolidated Results
Net Sales	$70,885,000	$64,847,000	9%	$206,908,000	$200,387,000	3%
Net Income Attributable to Oil-Dri	$5,619,000	$3,585,000	57%	$8,812,000	$5,539,000	59%
Earnings per Diluted Share	$0.74	$0.48	54%	$1.17	$0.75	56%
Business to Business
Net Sales	$26,041,000	$24,784,000	5%	$77,825,000	$79,226,000	(2)%
Segment Operating Income	$7,454,000	$7,556,000	(1)%	$21,758,000	$26,191,000	(17)%
Retail and Wholesale
Net Sales	$44,844,000	$40,063,000	12%	$129,083,000	$121,161,000	7%
Segment Operating Income	$4,161,000	$2,223,000	87%	$6,823,000	$7,010,000	(3)%

Daniel S. Jaffee, President and CEO, stated, “Our third quarter results demonstrate progress in executing our long-term growth strategies. I am pleased with the strong revenue momentum in our Retail & Wholesale Group and the gains in our Business to Business Group. Although we continue to experience challenges caused by market conditions and increased costs, we remain focused on improving operational efficiencies and continue to lay the groundwork to capture the full value of our investments.

The Business to Business Group experienced an increase in sales of 5% in the third quarter over the prior year, led by a 13% gain of fluid purification products, mainly in our North American and Latin American markets. Other revenue increases were due to growth of engineered granules within the Agricultural sector, and coarse cat litter in the Co-Packaging division. Sales of our animal health and nutrition products declined 27% in the quarter versus the prior year. Our business in Asia, including our subsidiary in China, continues to be negatively impacted by the African Swine Fever.

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

Operating Income in the Business to Business sector was down 1% in the third quarter versus the prior year. Despite modest sales gains and a 12% reduction in SG&A expenses, higher manufacturing, freight and packaging costs continued to erode margins.

In the third quarter of fiscal 2019, sales in the Retail & Wholesale Group increased by 12% over the prior year. Total cat litter sales increased 15%, driven by strong demand for our Cat’s Pride Scoopable branded litter at many of our large-scale retail accounts. Both scoopable and coarse private label litter revenue rose as well, due to organic growth and the addition of several new customers. According to third-party market research data for retail sales1, our combined branded and private label unit share of the overall cat litter segment continued to climb to 15.3%, compared to 13.3% in the same period of 2018.

Operating Income in the Retail & Wholesale segment for the third quarter increased 87% over the same period last year. Increased revenues and a $2 million reduction in advertising expenses offset higher manufacturing, freight and packaging costs. To counteract ongoing cost pressures, we increased our prices on all cat litter products, effective May 1st. We expect to see the effect of this change in pricing with improved margins in our fiscal fourth quarter.

The Retail & Wholesale group continues to strategically allocate advertising dollars to enhance product sales. In addition to our ongoing digital media plan, we are improving the efficiency of promotional spending by targeting regional markets. With the recent launch of our new packaging design in May, all branded cat litter products will bear the newly designed Cat’s Pride logo. This change will provide more visual consistency throughout our product line.

Overall, I feel that we delivered solid third quarter results. I am optimistic about the future of Oil-Dri and our ability to drive enhanced returns for our shareholders.”

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While Oil-Dri’s founding product was granular clay floor absorbents, it has since greatly diversified its portfolio. The Company’s mission to “Create Value from Sorbent Minerals” is supported by its wide array of consumer and business to business product offerings. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone.

The Company will host its third quarter teleconference on Monday, June 10, 2019 at 10:00am Central Time. Participation details are available on our website’s Events page.

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

1Based in part on data reported by Nielsen through its Nielsen Answers Core Service for the Pet Care Category for the 12 week period ended April 20, 2019, for the U.S. market. Copyright © 2019 Nielsen.

“Oil-Dri”, and “Cat’s Pride” are registered trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” or variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF INCOME
(unaudited)	Third Quarter Ended April 30
(in thousands, except per share amounts)	2019	% of Sales	2018	% of Sales
Net Sales	$70,885	100.0%	$64,847	100.0%
Cost of Sales (1)	(54,051)	(76.3)%	(47,187)	(72.8)%
Gross Profit	16,834	23.7%	17,660	27.2%
Selling, General and Administrative Expenses (1)	(14,507)	(20.5)%	(14,366)	(22.2)%
Operating Income	2,327	3.3%	3,294	5.1%
Interest Expense	(141)	(0.2)%	(149)	(0.2)%
Other Income (1) (2)	4,518	6.4%	150	0.2%
Income Before Income Taxes	6,704	9.5%	3,295	5.1%
Income Tax (Expense) Benefit	(1,143)	(1.6)%	290	0.4%
Net Income	5,561	7.8%	3,585	5.5%
Net Loss Attributable to Noncontrolling Interest	(58)	—	—	—
Net Income Attributable to Oil-Dri	$5,619	7.9%	$3,585	5.5%
Net Income Per Share: Basic Common	$0.81		$0.53
Basic Class B Common	$0.61		$0.40
Diluted Common	$0.74		$0.48
Avg Shares Outstanding: Basic Common	5,126		5,037
Basic Class B Common	2,068		2,102
Diluted Common	7,253		7,222
	Nine Months Ended April 30
	2019	% of Sales	2018	% of Sales
Net Sales	$206,908	100.0%	$200,387	100.0%
Cost of Sales (1)	(158,660)	(76.7)%	(144,095)	(71.9)%
Gross Profit	48,248	23.3%	56,292	28.1%
Selling, General and Administrative Expenses (1)	(42,091)	(20.3)%	(43,600)	(21.8)%
Operating Income	6,157	3.0%	12,692	6.3%
Interest Expense	(434)	(0.2)%	(549)	(0.3)%
Other Income (1)(2)	4,653	2.2%	62	—%
Income Before Income Taxes	10,376	5.0%	12,205	6.1%
Income Tax Expense	(1,599)	(0.8)%	(6,666)	(3.3)%
Net Income	8,777	4.2%	5,539	2.8%
Net Loss Attributable to Noncontrolling Interest	(35)	—%	—	—%
Net Income Attributable to Oil-Dri	$8,812	4.3%	$5,539	2.8%
Net Income Per Share: Basic Common	$1.27		$0.82
Basic Class B Common	$0.95		$0.62
Diluted Common	$1.17		$0.75
Avg Shares Outstanding: Basic Common	5,108		5,032
Basic Class B Common	2,068		2,099
Diluted Common	7,245		7,217
(1) Prior year amounts have been retrospectively adjusted to conform to the current year presentation of the non-service cost components of net periodic benefit cost required by new guidance under Accounting Standards Codification (“ASC”) 715, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.
(2) For further information about amounts included in this line item, please refer to Note 7 of the Notes to Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the period ended April 30, 2019.

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

		As of April 30
		2019	2018
Current Assets
Cash and Cash Equivalents		$16,224	$10,613
Short-term Investments		730	14,297
Accounts Receivable, Net		35,906	32,566
Inventories		26,738	23,415
Prepaid Expenses		7,210	6,241
Total Current Assets		86,808	87,132
Property, Plant and Equipment, Net		87,086	84,807
Other Assets		24,584	26,071
Total Assets		$198,478	$198,010

Current Liabilities
Current Maturities of Notes Payable		$3,083	$3,083
Short-term borrowing		0	6,000
Accounts Payable		8,608	7,747
Dividends Payable		1,689	1,559
Accrued Expenses		18,121	17,330
Total Current Liabilities		31,501	35,719
Noncurrent Liabilities
Notes Payable		3,045	6,099
Other Noncurrent Liabilities		26,417	27,179
Total Noncurrent Liabilities		29,462	33,278
Stockholders' Equity		137,515	129,013
Total Liabilities and Stockholders' Equity		$198,478	$198,010

Book Value Per Share Outstanding		$19.16	$18.09

Acquisitions of:
Property, Plant and Equipment	Third Quarter	$3,963	$3,683
	Year To Date	$10,162	$10,533
Depreciation and Amortization Charges	Third Quarter	$3,310	$3,164
	Year To Date	$9,849	$9,577

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months Ended
	April 30
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$8,777	$5,539
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	9,849	9,577
(Increase) Decrease in Accounts Receivable	(2,185)	35
Increase in Inventories	(4,248)	(783)
Increase (Decrease) in Accounts Payable	2,873	(888)
Decrease in Accrued Expenses	(1,762)	(1,198)
Increase (Decrease) in Pension and Postretirement Benefits	1,287	(11,223)
Other	773	1,730
Total Adjustments	6,587	(2,750)
Net Cash Provided by Operating Activities	15,364	2,789

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(10,162)	(10,533)
Net Dispositions of Investment Securities	6,404	9,375
Other	—	1,766
Net Cash (Used in) Provided by Investing Activities	(3,758)	608

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(3,083)	(3,083)
Dividends Paid	(4,967)	(4,671)
Purchase of Treasury Stock	(141)	(27)
Proceeds from short-term borrowing	—	6,000
Net Cash Used in Financing Activities	(8,191)	(1,781)

Effect of exchange rate changes on Cash and Cash Equivalents	52	(98)

Net Increase in Cash and Cash Equivalents	3,467	1,518
Cash and Cash Equivalents, Beginning of Period	12,757	9,095
Cash and Cash Equivalents, End of Period	$16,224	$10,613

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515